Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Media Contact:	Investor Contact:	Investor Contact:
Craig Johnson	David Schull	Rhonda Chiger	John Baldissera
TorreyPines Therapeutics, Inc.	Russo Partners, LLC	Rx Communications	BPC Financial
858-623-5665, x118	212-845-4271	917-322-2569	Marketing
cjohnson@torreypinestherapeutics.com	david.schull@russopartnersllc.com	rchiger@rxir.com	800-368-1217

TorreyPines Therapeutics Reports Fourth Quarter and Full Year 2007

Financial Results and Highlights

LA JOLLA, CA, March 26, 2008 – TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced financial results for the fourth quarter and year ended December 31, 2007.  For the full year 2007, the Company posted revenue of $9.9 million and a net loss of $23.4 million.  Cash and cash equivalents totaled $32.5 million at December 31, 2007.

“We made meaningful progress in our three clinical development programs in 2007,” said Neil Kurtz, M.D., President and Chief Executive Officer of TorreyPines. “Particularly noteworthy was the successful completion of our Phase IIb clinical trial that demonstrated that tezampanel relieved migraine pain at a dose that is safe and well-tolerated.  We look forward to an End of Phase II meeting with the FDA to discuss advancing tezampanel into Phase III.  In 2008, we are continuing to build a strong clinical platform for our other product candidates: NGX426, our oral glutamate receptor antagonist, and NGX267, our lead M1 agonist, that is currently in a Phase II trial for xerostomia secondary to Sjogren’s syndrome.”

2007 Highlights:

•                  Tezampanel met the primary endpoint at the 40 mg dose in a 306-patient, Phase IIb clinical trial for the treatment of a single, acute migraine attack.  This is the sixth Phase II trial in which tezampanel has been shown to have analgesic activity and the second placebo-controlled trial to establish efficacy for tezampanel as a treatment for acute migraine.  TorreyPines intends to hold an End of Phase II meeting with the U.S. Food and Drug Administration (FDA) in the second half of 2008 to discuss the scope of a Phase III program with tezampanel for the treatment of acute migraine.

•                  Preclinical data were published in the October 17, 2007, issue of the Journal of Neuroscience demonstrating that tezampanel may be effective in reversing or preventing muscle spasticity and rigidity of spinal ischemia.  TorreyPines plans to initiate a Phase II clinical trial of tezampanel for the treatment of muscle spasticity and rigidity secondary to spinal cord trauma during the second half of 2008.  This will be the company’s first clinical trial of tezampanel in a non-pain indication.

•                  TorreyPines initiated a Phase I maximum tolerated dose trial evaluating NGX426, the oral prodrug of tezampanel.  Dosing up to 150 mg has been completed, and the study will continue to dose until either the maximum tolerated dose is reached or up to a maximum of 210 mg.  This clinical trial is expected to be completed in the first half of 2008.  TorreyPines reported pharmacokinetic data from this clinical trial showing that the area under the curve (AUC), which represents the total amount of drug absorbed by the body, of a single, 80 mg, oral dose of NGX426 is comparable to the AUC of a single, 40 mg, subcutaneous dose of tezampanel.

•                  A multiple dose Phase I clinical trial evaluating NGX267 was completed, marking the third Phase I trial that demonstrated NGX267 is safe and well tolerated.  This multiple dose trial confirmed data from a previous study in which statistically significant increases in salivary flow were detected.  TorreyPines initiated a Phase II clinical trial in xerostomia, or dry mouth, secondary to Sjogren’s syndrome in March 2008.

Financial Results

Revenue for the three-month period ended December 31, 2007, was $2.5 million, compared to revenue of $2.5 million for the same period in 2006.  Operating expenses for the quarter ended December 31, 2007, were $9.0 million, with $7.6 million attributable to research and development.  This compares to operating expenses of $15.0 million and research and development expenses of $4.7 million for the same period last year.  The Company reported a net loss for the quarter ended December 31, 2007, of $8.2 million, compared to a net loss of $13.1 million for the same period last year.

Revenue for the full year ended December 31, 2007, was $9.9 million compared to revenue of $9.9 million for the same period in 2006.  Operating expenses for the 12-month period were $33.6 million, with $28.0 million attributable to research and development.  This compares to operating expenses of $34.7 million and research and development expenses of $22.4 million for the same 12-month period last year.  The Company reported a net loss for the year ended December 31, 2007, of $23.4 million compared to a net loss of $25.4 million for the same period last year.

For 2008, management has indicated that it is targeting a net cash burn in the range of $22.0 million to $24.0 million.

TorreyPines’ complete fiscal 2007 annual report will be available on TorreyPines’ Web site: www.torreypinestherapeutics.com.  Go to the investor center then click on SEC filings.

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds.  The company’s goal is to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine, chronic pain, muscle spasticity and rigidity, xerostomia and cognitive disorders.  The company is currently developing four product candidates, two ionotropic glutamate receptor antagonists and two muscarinic receptor agonists.  Further information is available at www.torreypinestherapeutics.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the plans for discussing a Phase III program for tezampanel with the FDA, anticipated timing for initiating a Phase II clinical trial of tezampanel for treatment of muscle spasticity and rigidity, the anticipated timing for completing the Phase I maximum tolerated dose trial for NGS426, the potential for tezampanel and NGX426 as treatments for migraine and other indications, and the range of net cash burn targeted by management in 2008. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements, including whether any preclinical studies or clinical trials, either ongoing or conducted in the future, will prove successful, and if successful, whether the results can be replicated; whether safety and efficacy profiles of any of the company’s product candidates will be established, or if established, will remain the same, be better or worse in future clinical trials, if any; whether pre-clinical results will be substantiated by ongoing or future clinical trials, if any, or whether any of the company’s product candidates will be able to improve the signs or symptoms of their respective clinical indication; whether any of the company’s product candidates will support a filing for marketing approval, will be approved by the regulatory authorities, or if approved, will prove competitive in the market; or whether the necessary financing to support the company’s product development programs will be available. In particular there is no guarantee that clinical trials of any of the company’s product candidates will be completed on schedule or that results of these clinical trials will be reported within the anticipated timeframe, that tezampanel or NGX426 will successfully treat migraine and/or other indications for which they are developed, that the End of Phase II meeting will be held in the anticipated time frame, that NGX267 will successfully treat xerostomia secondary to Sjogren’s syndrome, or that TorreyPines will be able to complete the necessary development work and receive regulatory approval for tezampanel, NGX426 or NGX267. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2006 and TorreyPines other SEC reports. The forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

(Tables Follow)

TorreyPines Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2007	December 31, 2006
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$32,500	$55,383
Prepaid expenses and other current assets	835	581
Total current assets	33,335	55,964

Long-term assets	5,317	7,471

Total assets	$38,652	$63,435

Liabilities and stockholders’ equity
Current liabilities	$9,036	$12,270
Debt and other long-term liabilities	973	4,413
Deferred revenue	2,183	2,183
Total liabilities	12,192	18,866

Total stockholders’ equity	26,460	44,569

Total liabilities and stockholders’ equity	$38,652	$63,435

TorreyPines Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$2,461	$2,461	$9,850	$9,850

Operating expenses:
Research and development	7,587	4,713	27,977	22,353
General and administrative	1,434	1,985	5,643	3,971
Purchased in-process research and development	—	8,328	—	8,328
Total operating expenses	9,021	15,026	33,620	34,652

Loss from operations	(6,560)	(12,565)	(23,770)	(24,802)

Other income (expense)
Interest income	370	827	2,069	1,559
Interest expense	(171)	(258)	(817)	(994)
Other income (expense), net	(1,795)	(1,142)	(851)	(1,140)
Total other income (expense)	(1,596)	(573)	401	(575)

Net loss	(8,156)	(13,138)	(23,369)	(25,377)

Dividends and accretion to redemption value of redeemable convertible preferred stock	—	3,534	—	—

Net loss attributable to common stockholders	$(8,156)	$(9,604)	$(23,369)	$(25,377)

Basic and diluted net loss per share attributable to common stockholders*	$(0.52)	$(0.89)	$(1.49)	$(8.18)

Weighted average shares used in the computation of basic and diluted net loss per share attributable to common stockholders*	15,738,297	10,782,225	15,717,984	3,100,852

*Basic and diluted net loss per share attributable to common stockholders and weighted average shares outstanding were impacted by the conversion of preferred stock and issuance of common stock in connection with the Axonyx merger.